Exhibit 10.13

Letter, dated April 1, 2007, amending the Employment Agreement between Yuasa, Inc. and John D. Craig

EnerSys

RICHARD W. ZUIDEMA

Executive Vice President - Administration

April 1, 2007

Mr. John D. Craig

c/o	EnerSys
2366 Bernville Road
Reading, PA 19605

Dear John:

With reference to your employment agreement (the “Employment Agreement”) with EnerSys Delaware Inc., f/k/a Yuasa, Inc., (the “Company”), dated November 9, 2000, and related document pursuant to which you are currently employed as Chairman, President & Chief Executive Officer of EnerSys and the Company, the Compensation Committee of the Board of Directors of the Company has approved your salary as set forth in Section 3 of the Employment Agreement is increased to $815,000.00, effective as of April 1, 2007.

Except as expressly set forth in the letter, the Employment Agreement shall remain in full force and effect.

By:
Richard W. Zuidema
Executive Vice President - Administration

RWZ:jls